    As filed with the Securities and Exchange Commission on January 20, 2000
                                                       Registration No.
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------
                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             ----------------------
                                   ECOLAB INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                                     41-0231510
  (State or other jurisdiction of                    (I.R.S. Employer
   incorporation or organization)                    Identification No.)

                             ----------------------
                                  Ecolab Center
                            370 North Wabasha Street
                            St. Paul, Minnesota 55102
                                 (651) 293-2233
               (Address, including zip code, and telephone number,
            including area code, of registrant's principal executive
                                    offices)

                             ----------------------
                               ECOLAB SAVINGS PLAN
                            (Full title of the plan)

                             ----------------------
                               KENNETH A. IVERSON
                          VICE PRESIDENT AND SECRETARY
                                   ECOLAB INC.
                                  ECOLAB CENTER
                            370 NORTH WABASHA STREET
                            ST. PAUL, MINNESOTA 55102
                                 (651) 293-2125
              (Name and address, including zip code, and telephone
               number, including area code, of agent for service)

                             ----------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
           IMMEDIATELY UPON THE FILING OF THIS REGISTRATION STATEMENT

                             ----------------------
                         CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------------------
TITLE OF SECURITIES TO BE         AMOUNT TO BE           PROPOSED MAXIMUM              PROPOSED MAXIMUM            AMOUNT OF
     REGISTERED                   REGISTERED (1)      OFFERING PRICE PER SHARE(2)   AGGREGATE OFFERING PRICE(2)  REGISTRATION FEE
---------------------------- ----------------------- ----------------------------- ---------------------------- -------------------
Common Stock, par value
$1.00 per share (3) .......      2,800,000 shares              $38.78125                  $108,587,500.00            $28,667.10
-----------------------------------------------------------------------------------------------------------------------------------

(1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the "Securities Act"), on the basis of the average between the high and low reported sale prices of the Registrant's Common Stock on January 18, 2000 as reported on the New York Stock Exchange.

(3) Each share of Common Stock includes one-half share of an associated preferred stock purchase right (a "Right").
--------------------------------------------------------------------------------

                                     PART II

                              INFORMATION REQUIRED
                          IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed by Ecolab Inc. (the "Company" or the "Registrant") (File No. 1-9328) or the Ecolab Savings Plan (the "Plan") with the Securities and Exchange Commission (the "Commission") are incorporated by reference in this Registration Statement: (1) the Company's Annual Report on Form 10-K for the year ended December 31, 1998; (2) the Plan's Annual Report on Form 11-K for the year ended December 31, 1998; (3) the Company's Quarterly Reports on Form 10-Q for the periods ended March 31, June 30 and September 30, 1999; (4) the Company's Current Report on Form 8-K dated March 25, 1999; (5) all other reports filed by the Company pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since December 31, 1998; and (6) the descriptions of the Company's Common Stock, Preferred Stock and Rights contained in its Registration Statements on Form 8-A, including any amendments or reports filed for the purpose of updating such descriptions.

         All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all shares of Common Stock offered pursuant to this Registration Statement have been sold or that de-registers all shares of Common Stock then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

         The consolidated financial statements and related financial statement schedule of the Company, which are included or incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 31, 1998, and incorporated by reference in this Registration Statement, have been audited by PricewaterhouseCoopers LLP, independent accountants, for the periods indicated in such firm's reports thereon. The consolidated financial statements and financial statement schedule audited by PricewaterhouseCoopers LLP have been incorporated herein by reference in reliance on such firm's reports given upon their authority as experts in accounting and auditing. To the extent that PricewaterhouseCoopers LLP examines and reports on the financial statements and financial statement schedules of the Company issued at future dates, and consents to the use of their reports thereon, such financial statements and financial statement schedules will also be incorporated by reference in this Registration Statement in reliance upon their reports and said authority.

         In addition, the financial statements of the Plan, which are included in the Plan's Annual Report on Form 11-K for the year ended December 31, 1998, and incorporated by reference in this Registration Statement, have been audited by PricewaterhouseCoopers LLP, independent accountants, for the periods indicated in such firm's report thereon. The financial statements audited by PricewaterhouseCoopers LLP have been incorporated herein by reference in reliance on such firm's report given upon their authority as experts in accounting and auditing. To the extent that PricewaterhouseCoopers LLP examines and reports on the financial statements of the Plan issued at future dates, and consents to the use of their reports thereon, such financial statements will also be incorporated by reference in this Registration Statement in reliance upon their reports and said authority.

         With respect to unaudited interim financial information incorporated by reference in this Registration

Statement, PricewaterhouseCoopers LLP has reported that they have applied limited procedures in accordance with professional standards for reviews of such information. However, their separate reports, incorporated by reference herein, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. The independent accountants are not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim financial information because each such report is not a "report" or a "part" of the Registration Statement prepared or certified by the independent accountants within the meaning of Sections 7 and 11 of the Securities Act.

         In addition, the combined financial statements and related financial statement schedule of the Henkel-Ecolab Joint Venture as of November 30, 1998 and for the year ended November 30, 1998, which are included in the Company's Annual Report on Form 10-K for the year ended December 31, 1998, and incorporated by reference in this Registration Statement, have been audited by PricewaterhouseCoopers Gesellschaft mit beschrankter Haftung Wirtschaftsprufungsgesellschaft, independent accountants. The combined financial statements and related financial statement schedule audited by PricewaterhouseCoopers Gesellschaft mit beschrankter Haftung Wirtschaftsprufungsgesellschaft have been incorporated herein by reference in reliance on such firm's reports given upon their authority as experts in accounting and auditing. To the extent that PricewaterhouseCoopers Gesellschaft mit beschrankter Haftung Wirtschaftsprufungsgesellschaft examines and reports on the financial statements and financial statement schedules of the Henkel-Ecolab Joint Venture issued at future dates, and consents to the use of their reports thereon, such financial statements and financial statement schedules will also be incorporated by reference in this Registration Statement in reliance upon their reports and said authority.

         In addition, the combined balance sheets of the Henkel-Ecolab Joint Venture as of November 30, 1997 and 1996, and the related combined statements of income, equity and cash flows for each of the periods beginning December 1, 1996 and 1995 and ended November 30, 1997 and 1996, respectively, and related financial statement schedule for the same periods (collectively, the "1996 and 1997 Henkel-Ecolab Joint Venture Financials"), which are included in the Company's Annual Report on Form 10-K for the year ended December 31, 1998, and incorporated by reference in this Registration Statement, have been audited by KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft Wirtschaftsprufungsgesellschaft, independent accountants. The 1996 and 1997 Henkel-Ecolab Joint Venture Financials audited by KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft Wirtschaftsprufungsgesellschaft have been incorporated herein by reference in reliance on such firm's reports given upon their authority as experts in accounting and auditing.

ITEM 4. DESCRIPTION OF SECURITIES.

         Not applicable - the Company's Common Stock and Rights to be offered pursuant to this Registration Statement have been registered under Section 12 of the Exchange Act as described in Item 3 of this Part II.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Subsection (a) of Section 145 of the General Corporation Law of Delaware ("DGCL") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

         Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

         Section 145 further provides that, to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the scope of indemnification extends to directors, officers, employees or agents of a constituent corporation absorbed in a consolidation or merger and persons serving in that capacity at the request of the constituent corporation for another. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against or incurred by such person in any such capacity or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145, including liabilities under the Securities Act.

         Article V of the Company's By-Laws provides for indemnification of the Company's officers and directors to the full extent allowed by the DGCL.

         In addition, Article IV of the Company's Restated Certificate of Incorporation provides that the Company's directors do not have personal liability to the Company or its stockholders for monetary damages for any breach of their fiduciary duty as directors, except (i) for a breach of the duty of loyalty, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the law, (iii) for willful or negligent violations of certain provisions under the DGCL imposing certain requirements with respect to stock repurchases, redemptions and dividends, or
(iv) for any transaction from which the director derived an improper personal benefit. Subject to these exceptions, under Article IV, directors do not have any personal liability to the Company or its stockholders for any violation of their fiduciary duty.

         The Company has directors and officers liability insurance which protects each director or officer from certain claims and suits, including stockholder derivative suits, even where the director may be determined to not be entitled to indemnification under the DGCL and claims and suits arising under the Securities Act. The policy may also afford coverage under circumstances where the facts do not justify a finding that the director or officer acted in good faith and in a manner that was in or not opposed to the best interests of the Company.

         The Company has entered into indemnification agreements with each of its directors (the "Indemnification Agreements"). The Indemnification Agreements provide for the prompt indemnification "to the fullest extent permitted by law" and for the prompt advancement of expenses, including attorneys' fees and other costs, expenses and obligations paid or incurred in connection with investigating, defending, being a witness or participating in (including on appeal) any threatened, pending or completed action, suit or proceeding related to the fact that such director is or was a director, officer, employee, trustee, agent or fiduciary of the Company or is or was serving at the request of the Company as a director, officer, employee, trustee, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan trust or other enterprise, or by reason of anything done or not done by a director in any such capacity. The Indemnification Agreements further provide that the Company has the burden of proving that a director is not entitled to indemnification in any particular case.

         The foregoing represents a summary of the general effect of the DGCL, the Company's By-Laws and Restated Certificate of Incorporation, the Company's directors and officers liability insurance coverage and the Indemnification Agreements for purposes of general description only.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable - no securities are to be re-offered or resold pursuant to this Registration Statement.

ITEM 8.  EXHIBITS.

4.1 Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit (3) to the Company's Current Report on Form 8-K dated October 22, 1997 (File No. 1-9328)).
4.2 Bylaws of the Company, as amended through February 20, 1999 (incorporated by reference to Exhibit (3)B to the Company's Annual Report on Form 10-K for the year ended December 31, 1998 (File No. 1-9328)).
4.3 Form of Common Stock Certificate (incorporated by reference to Exhibit 4(B) to the Company's Annual Report on Form 10-K for the year ended December 31, 1995 (File No. 1-9328)).
4.4 Rights Agreement, dated as of February 24, 1996, between the Company and First Chicago Trust Company of New York, as Rights Agent (incorporated by reference to Exhibit 4 to the Company's Current Report on Form 8-K dated February 24, 1996 (File No. 1-9328)).
5.1 Opinion and Consent of Kenneth A. Iverson (filed herewith electronically).
5.2 Opinion and Consent of Oppenheimer, Wolff and Donnelly (filed herewith electronically).
15.1 Letter of PricewaterhouseCoopers LLP regarding unaudited interim financial information (filed herewith electronically).
23.1     Consent of PricewaterhouseCoopers LLP (filed herewith electronically).
23.2     Consent of PricewaterhouseCoopers GmbH (filed herewith electronically).
23.3 Consent of KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft Wirtschaftsprufungsgesellschaft (filed herewith electronically).
24.1     Powers of Attorney (filed herewith electronically).

ITEM 9. UNDERTAKINGS.

(a)      The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                  PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
         Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

THE REGISTRANT. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Paul, State of Minnesota, on January 20, 2000.


                                   ECOLAB INC.

                                   By:/s/Allan L. Schuman
                                      ----------------------------------
                                      Allan L. Schuman
                                      Chairman of the Board, President and Chief
                                      Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on January 20, 2000 by the following persons in the capacities indicated.




/s/Allan L. Schuman                           Chairman of the Board, President
----------------------------------------      and Chief Executive Officer
Allan L. Schuman                              (Principal Executive Officer)
                                              and Director



/s/L. White Matthews, III                     Executive Vice President and Chief
----------------------------------------      Officer (Principal Financial
L. White Matthews, III                        Officer) and Director



/s/Steven L. Fritze                           Vice President and Controller
----------------------------------------      (Principal Accounting Officer)
Steven L. Fritze


/s/Kenneth A. Iverson                         Directors
----------------------------------------
Kenneth A. Iverson, as attorney-in-fact
for Les S. Biller, Ruth S. Block, Jerry A.
Grundhofer, James J. Howard,
William L. Jews, Joel W. Johnson,
Jerry W. Levin, Robert L. Lumpkins,
Richard L. Schall, Roland Schulz,
Hugo Uyterhoeven and Albrecht Woeste


Director not signing:  Reuben F. Richards

THE PLAN. Pursuant to the requirements of the Securities Act, the Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, in the City of St. Paul, State of Minnesota, on January 20, 2000.

                                  ECOLAB SAVINGS PLAN

                                  By:/s/Diane A. Wigglesworth
                                     ----------------------------------
                                     Diane A. Wigglesworth
                                     Compensation Vice President, Ecolab Inc.
                                     (Plan Administrator)

                                INDEX TO EXHIBITS


ITEM NO.               DESCRIPTION                                                     METHOD OF FILING
--------               -----------                                                     ----------------
 4.1        Restated Certificate of Incorporation of                   Incorporated by reference to Exhibit (3) to
            the Company...................................             the Company's Current Report on Form 8-K
                                                                       dated October 22, 1997 (File No. 1-9328).

 4.2        Bylaws of the Company, as amended                          Incorporated by reference to Exhibit (3)B
            through February 20, 1999.....................             to the Company's Annual Report on Form 10-K
                                                                       for the year ended December 31 1998 (File
                                                                       No. 1-9328).


 4.3        Form of Common Stock Certificate..............             Incorporated by reference to Exhibit 4(B) to
                                                                       the Company's Annual Report on Form 10-K for
                                                                       the year ended December 31, 1995
                                                                       (File No. 1-9328).

 4.4        Rights Agreement, dated as of February 24, 1996,           Incorporated by reference to Exhibit 4 to
            between the Company and First Chicago Trust                the Company's Current Report on Form 8-K
            Company of New York, as Rights Agent..........             dated February 24, 1996 (File No. 1-9328).

 5.1        Opinion and Consent of Kenneth A. Iverson.                 Filed herewith electronically.

 5.2        Opinion and Consent of Oppenheimer,                        Filed herewith electronically.
            Wolff and Donnelly


15.1        Letter of PricewaterhouseCoopers LLP regarding             Filed herewith electronically.
            unaudited interim financial information.

23.1        Consent of PricewaterhouseCoopers LLP.                     Filed herewith electronically.

23.2        Consent of PricewaterhouseCoopers GmbH.                    Filed herewith electronically.

23.3        Consent of KPMG Deutsche Treuhand -                        Filed herewith electronically.
            Gesellschaft Aktiengesellschaft
            Wirtschaftsprufungsgesellschaft...............

24.1        Powers of Attorney............................             Filed herewith electronically.